Exhibit 12
                                                              ----------

                              CONRAIL INC.
                              ------------
         COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
         ------------------------------------------------------
                             ($ In Millions)


                                          Quarters Ended     Six Months Ended
                                              June 30,            June 30,
                                          --------------     ----------------
                                          1995      1994     1995        1994
                                          ----      ----     ----        ----
Earnings
--------
  Pre-tax income                          $165      $166     $256        $113
    Add:
     Interest expense                       50        48       98          95
     Rental expense interest factor         16         9       30          18
    Less equity in undistributed
     earnings of 20%-50% owned companies    (5)       (4)     (10)         (7)
                                          ----      ----     ----        ----
Earnings available for fixed charges      $226      $219     $374        $219
                                          ====      ====     ====        ====

Fixed charges
-------------
  Interest expense                          50        48       98         95
  Rental expense interest factor            16         9       30         18
                                          ----      ----     ----       ----
Fixed charges                             $ 66      $ 57     $128       $113
                                          ====      ====     ====       ====

Ratio of earnings to fixed charges        3.42x     3.84x    2.92x      1.94x




For purposes of computing the ratio of earning to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with any interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.